CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated August 29, 2023 relating to the financial statements and financial highlights of Zevenbergen Growth Fund and Zevenbergen Genea Fund, each a series of Trust for Advised Portfolios, for the year ended June 30, 2023, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Portfolio Holdings Policy” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania
October 26, 2023